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                         [Letterhead of CD Radio Inc.]

                                                                June 17, 1997


Dear Stockholder:

                 This letter is to notify you that the proposed amendment to the Company's Certificate of Incorporation described in the Company's Consent Solicitation Statement dated May 16, 1997 has been duly approved by written consents of the holders of a majority of each of the Company's Common Stock and Preferred Stock. On June 16, 1997, the Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware.

                 On May 8, 1997, the record date for the consent solicitation, 10,313,391 shares of Common Stock and 5,400,000 shares of Preferred Stock were issued and outstanding. As of June 13, 1997, the Company had received written consents from the holders of 6,851,404 shares of Common Stock and 2,848,426 shares of Preferred Stock, representing 66.4 and 52.7 percent of the outstanding shares, respectively.

                 As more completely described in the Consent Solicitation Statement, the amendment to the Certificate of Incorporation of the Company approved by the stockholders increased the authorized shares of Common Stock by 150,000,000 shares to an aggregate of 200,000,000 shares and increased the authorized shares of Preferred Stock by 40,000,000 shares to an aggregate of 50,000,000 shares.

                 This letter shall constitute notice, as required by Section 228(d) of the Delaware General Corporation Law, to those stockholders who have not consented in writing to the approval of the amendment.

                                        Sincerely,


                                        /s/ Lawrence F. Gilberti
                                        Lawrence F. Gilberti
                                        Secretary